EXHIBIT 4.5

NON-EMPLOYEE DIRECTOR

RESTRICTED SHARES AWARD AGREEMENT

PURSUANT TO THE

VECTOR GROUP LTD.

2023 MANAGEMENT INCENTIVE PLAN

        THIS AGREEMENT (the “Agreement”), made as of [Grant Date] (“Grant Date”), by and between Vector Group Ltd., a Delaware Corporation, with its principal office at 4400 Biscayne Boulevard, 10th Floor, Miami, FL 33137 (the “Company”), and [Participant] (the “Participant”).

        WHEREAS, the Board of Directors of the Company (the “Board”) originally adopted the Vector Group Ltd. 2023 Management Incentive Plan on June 15, 2023 (approved by the stockholders of the Company on July 26, 2023) (as such plan may be amended from time to time, the “Plan”);

        WHEREAS, the Plan provides that the Company, through the Compensation Committee of the Board (the “Committee”), can grant awards of Restricted Shares to Employees, Non-Employee Directors and Consultants who provide services to the Company; and

        WHEREAS, subject to the terms and conditions of this Agreement and the Plan, the Committee has determined that Participant, a Non-Employee Director of the Company, shall be awarded Restricted Shares in the amount set forth below and subject to the terms, conditions and restrictions set forth herein.

        NOW, THEREFORE, the Company and the Participant each agree as follows:

        1.    Grant of Restricted Shares. Subject to the terms, conditions and restrictions of the Plan and this Agreement, the Company hereby grants to the Participant [Amount of] Restricted Shares effective as of the Grant Date, subject to the same terms as were approved by the Committee on such date. The Participant shall be entitled to all rights of a holder of shares of common stock of the Company (“Common Stock”) set forth in Section 4 hereof as of the Grant Date. Pursuant to the Plan and Section 2 of this Agreement, the Restricted Shares are subject to certain restrictions, some of which shall expire in accordance with the provisions of the Plan and Section 2 hereof. A book entry in Participant’s name evidencing the Restricted Shares will be made with the Company or its designated agent until such Restricted Shares are released to the Participant or forfeited in accordance with this Agreement. Unless otherwise provided herein, capitalized terms used herein that are not defined herein shall have the meanings attributable thereto in the Plan.

        2.    Vesting. (a) Except as otherwise provided in Sections 2(b) and 3 hereof, the Restricted Shares shall become vested in the following percentages and at the following times, subject to the Participant’s continued engagement with the Company through and on the applicable Vesting Date:

Percentage of Restricted Shares	Vesting Date
[Vesting Schedule]	[Vesting Dates]

There shall be no proportionate or partial vesting of the Restricted Shares in or during the months, days or periods prior to each Vesting Date, and all vesting of the Restricted Shares shall occur only on the applicable Vesting Date. Upon the termination or cessation of the Participant’s engagement with the Company, other than upon an Acceleration Event, any portion of the Restricted Shares which is not yet then vested shall automatically and without notice terminate, be forfeited and be and become null and void except as otherwise provided herein.

        (b)    Notwithstanding any other term or provision of this Agreement, in the event that an Acceleration Event (as defined below) occurs, the Restricted Shares subject to this Agreement shall become immediately fully vested as of the date of the Acceleration Event. For purposes of this Agreement, an “Acceleration Event” shall mean the first to occur of any of the following: a Change in Control (as defined below) provided that the Participant’s engagement with the Company and its Related Entities continues through and on the date of such Change in Control or the Participant’s engagement with the Company and its Related Entities thereof terminates due to the Participant’s death or Disability.

        (c)    For purposes of this Agreement:
(i)“Disability” shall mean mental or physical impairment or incapacity rendering the Participant substantially unable to perform his duties for more than 180 days out of any 360-day period during such Participant’s engagement with the Company. A determination of Disability shall be made by the Board in its reasonable discretion after obtaining the advice of a medical doctor mutually selected by the Company and the Participant. If the parties cannot agree upon a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.
(ii)“Change in Control” shall be as defined in Section 13.3 of the Plan.

        3.    Effect of Vesting; Forfeiture.

        (a)    Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in this Agreement. Promptly after vesting, the Company will deliver to the Participant the Restricted Shares that have vested subject to applicable tax withholding obligations, if any, pursuant to Section 10.

        (b)    If the Participant’s engagement with the Company and the Related Entities is terminated for any reason other than in connection with Participant’s death or disability, the Participant shall automatically forfeit any unvested Restricted Shares and the Company shall acquire such unvested Restricted Shares for the amount paid by the Participant for such Restricted Shares (or, if no amount was paid by the Participant for such Restricted Shares, then the Company shall acquire such Restricted Shares for no consideration). The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Participant’s forfeiture of the Restricted Shares pursuant to this Section 3.

        4.    Rights as a Holder of Restricted Shares. From and after the Grant Date, the Participant shall have, with respect to the Restricted Shares (whether vested or unvested), all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to vote the shares, to receive and retain all regular dividends payable to holders of shares of record on and after the Grant Date, and to exercise all other rights, powers and privileges of a holder of shares with respect to the Restricted Shares; provided, that, the right to receive and retain such regular dividends (whether paid in the form of cash, shares or other property) shall be subject to the same restrictions that are then applicable to the Restricted Shares under the Plan and this Agreement and such restrictions shall expire at the same time as the restrictions on the Restricted Shares expire.

        5.    Taxes; Section 83(b) Election. The Participant acknowledges that (i) no later than the earlier of (x) the date on which any Restricted Shares shall have become vested or (y) the date on which the Participant makes a Section 83(b) election (if he or she so chooses to make such an election), the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested; (ii) the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local or other taxes of any kind required by law to be withheld with respect to any Restricted Shares which shall have become so vested, including that the Company may, but shall not be required to, sell a number of Restricted Shares sufficient to cover applicable withholding taxes; and (iii) in the event that the Participant does not satisfy (i) above on a timely basis, the Company may, but shall not be required to, pay such required withholding and, to the extent permitted by applicable law, treat such amount as a demand loan to the Participant at the maximum rate permitted by law, with such loan, at the Company’s sole discretion and provided the Company so notifies the Participant within thirty (30) days of the making of the loan, secured by the Restricted Shares and any failure by the Participant to pay the loan upon demand shall entitle the Company to all of the rights at law of a creditor secured by the Restricted Shares. The Company may hold as security any certificates representing any Restricted Shares and, upon demand of the Company, the Participant shall deliver to the Company any certificates in his or her possession representing the Restricted Shares together with a stock power duly endorsed in blank. The Participant also acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code, and any corresponding provisions of state tax laws, if the Participant wishes to utilize such election.

        6.    No Obligation to Continue Employment. This Agreement is not an agreement of employment. Neither the execution of this Agreement nor the issuance of the Restricted Shares hereunder constitute an agreement by the Company or any Related Entity thereof to employ or to continue to employ the Participant during the entire, or any portion of, the term of this Agreement, including but not limited to any period during which any Restricted Shares are outstanding.

        7.    Legend. In the event that a certificate evidencing the Restricted Shares is issued, the certificate representing the Restricted Shares shall have endorsed thereon the following legends:

        (a)    “THE ANTICIPATION, ALIENATION, ATTACHMENT, SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR CHARGE OF THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF VECTOR GROUP LTD. (THE “COMPANY”) 2023 MANAGEMENT INCENTIVE PLAN ORIGINALLY ADOPTED BY THE COMPANY’S BOARD OF DIRECTORS ON JUNE 15, 2023 (APPROVED BY THE

STOCKHOLDERS OF THE COMPANY ON JULY 26, 2023) (AS SUCH PLAN MAY BE AMENDED FROM TIME TO TIME, THE “PLAN”) AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE COMPANY DATED AS OF [GRANT DATE]. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

        (b)    Any legend required to be placed thereon by applicable blue sky laws of any state.

Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Shares prior to vesting as set forth in Section 2 hereof.

        8.    Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Shares provided for herein, and the Participant hereby ratifies and confirms that which the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for this purpose.

9.    Transferability. Unless otherwise determined by the Committee, the Restricted Shares shall not be subject to a Transfer (as defined below), otherwise than by will or under the applicable laws of descent and distribution, unless and until the shares become vested under Section 2 hereof. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Except as otherwise permitted pursuant to the first sentence of this Section 9, any attempt to effectuate a Transfer of any Restricted Shares shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

        10.    Tax Withholding. Upon each vesting of the Restricted Shares, the Company shall withhold shares of Common Stock having a Fair Market Value (as defined in the Plan) on the date the tax is to be determined equal to the maximum statutory amount to satisfy any federal, state or local taxes required by law to be withheld as a result of such vesting.

        11.    Miscellaneous.

        (a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributes, devisees and legatees. The Company may assign to, and require, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement or any of the Participant’s rights, interest or obligations hereunder.

        (b)    This award of Restricted Shares shall not affect in any way the right or power of the Board or stockholders of the Company to make or authorize an adjustment,

recapitalization or other change in the capital structure or the business of the Company, any merger or consolidation of the Company or subsidiaries, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares, the dissolution or liquidation of the Company, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

        (c)    The Participant agrees that the award of the Restricted Shares hereunder is special incentive compensation and that, with the exception of dividends paid thereon, will not be taken into account as “salary”, “Base Salary” (as defined in the Participant’s employment agreement), “compensation” or “bonus” in determining the amount of any matching payment under the Liggett Vector Brands Savings Plan or any other pension, retirement or profit-sharing plan of the Company or subsidiary thereof or any life insurance, disability or other benefit plan of the Company or subsidiary thereof.

        (d)    No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

        (e)    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract, and such execution may be evidenced by electronic means pursuant to any procedures established by the Company for electronic acceptance.

        (f)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

        (g)    The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

        (h)    All notices, consents, requests, approvals, instructions and other communications provided for herein shall be in writing and validly given or made when delivered, or on the second succeeding business day after being mailed by registered or certified mail, whichever is earlier, to the persons entitled or required to receive the same, at the addresses set forth at the heading of this Agreement or to such other address as either party may designate by like notice. Notices to the Company shall be addressed to Vector Group Ltd. at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attn: Marc N. Bell, Senior Vice President, General Counsel and Secretary.

        (i)    This Agreement shall be construed and interpreted in accordance with and governed by the laws of the state of Florida (disregarding any choice of law rules which might look to the laws of any other jurisdiction).

        12.    Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted thereunder and as may be in effect from time to time. The Plan is incorporated herein by reference. A copy of the Plan has been delivered to the Participant. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant.

[signature page(s) follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

VECTOR GROUP LTD.

By: __________________________________
    Name:    [Name of Officer]
    Title:    [Title of Officer]

Participant:

___________________________________________

[Participant]